Verona Pharma plc
Grant of Restricted Stock Units and PDMR Dealings

March 5, 2020, LONDON - Verona Pharma plc (AIM:VRP) (Nasdaq:VRNA) (“Verona Pharma” or the “Company”), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative therapies for respiratory diseases, announces that, on March 3, 2020, it granted Restricted Stock Units in the form of an aggregate of 133,648 Restricted American Depositary Share Units (“RADSUs”) to Dr David Zaccardelli and Mr Mark Hahn under and in accordance with the terms of Verona Pharma’s 2017 Incentive Award Plan (the “Incentive Plan”). Details of the Incentive Plan are contained in the Company’s 2019 Annual Report and 20-F SEC filing, both of which are available on the “Investors” section of the Company’s website (https://www.veronapharma.com/investors/news-sec-filings). Each RADSU represents an unfunded, unsecured right to receive, on the applicable vesting date, one American Depositary Share (“ADS”), or, at the option of the Company, an equivalent amount in cash.
The RADSUs have been granted to Dr Zaccardelli and Mr Hahn pursuant to their employment agreements as payment in lieu of a portion of their 2020 annual base salaries, as detailed in the Company’s 2019 20-F SEC filing. Dr Zaccardelli was granted 89,099 RADSUs and Mr Hahn was granted 44,549 RADSUs.
The number of RADSUs granted has been calculated on the basis of the closing price of £0.55 of the Company’s ordinary shares (“Ordinary Shares”) quoted on AIM on March 2, 2020 (equivalent to £4.40 per RADSU on the basis that each converts into an ADS representing 8 Ordinary Shares), and based on the prevailing USD:GBP exchange rate of 1.2754 on March 3, 2020.
The grants will vest in four equal installments at the end of each quarter during 2020, subject to continued employment by the recipient. When fully vested, Dr Zaccardelli will have an interest in the Company of 89,099 ADSs, representing 712,792 Ordinary Shares, or 0.68% of the Company’s current issued share capital, and Mr Hahn will have an interest in the Company of 44,549 ADSs, representing 356,392 Ordinary Shares, or 0.34% of the Company’s current issued share capital.
PDMR Dealings
The notification of dealing form in respect of the RADSU awards for each PDMR can be found below.

For further information, please contact:

Verona Pharma plc	Tel: +44 (0)20 3283 4200
David Moskowitz, VP Capital Markets Strategy & Investor Relations (Investor Enquiries) Victoria Stewart, Director of Communications	info@veronapharma.com

N+1 Singer (Nominated Adviser and UK Broker)	Tel: +44 (0)20 3283 4200
Aubrey Powell / George Tzimas/ Igra Amin (Corporate Finance)

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Dr David Zaccardelli
2	Reason for the notification
a)	Position/status	Chief Executive Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares. ISIN Code: US9250501064
b)	Nature of the transaction	Grant of RADSUs
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 89,099 RADSUs (representing 712,792 Ordinary Shares)
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	March 3, 2020
f)	Place of the transaction	Outside a trading venue

1	Details of the person discharging managerial responsibilities/person closely associated
a)	Name	Mark Hahn
2	Reason for the notification
a)	Position/status	Chief Financial Officer
b)	Initial notification/Amendment	Initial notification
3	Details of the issuer, emission allowance market participant, auction platform, auctioneer or auction monitor
a)	Name	Verona Pharma plc
b)	LEI	213800EVI6O6J3TIAL06

4	Details of the transaction(s): section to be repeated for (i) each type of instrument; (ii) each type of transaction; (iii) each date; and (iv) each place where transactions have been conducted
a)	Description of the financial instrument, type of instrument Identification code	American Depositary Shares (“ADSs”), each representing 8 Ordinary Shares. ISIN Code: US9250501064
b)	Nature of the transaction	Grant of RADSUs, each of which represents an unfunded, unsecured right to receive, on the applicable settlement date, one ADS or an amount in cash or other consideration.
c)	Price(s) and volume(s)	Price(s) No consideration paid	Volume(s) 44,549 RADSUs (representing 356,392 Ordinary Shares)
d)	Aggregated information - Aggregated volume - Price	N/A (single transaction)
e)	Date of the transaction	March 3, 2020
f)	Place of the transaction	Outside a trading venue